Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Immersion Corporation
San Jose, California
We consent to the incorporation by reference in Registration Statement Nos. 333-175274, 333-157820, 333-150816, 333-94997, 333-145246 and 333-146661 on Form S-8 of our reports dated March 3, 2017, relating to the consolidated financial statements and consolidated financial statement schedule of Immersion Corporation and subsidiaries ( the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 3, 2017